SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number    0-10782

                         FARMERS NATIONAL BANCORP, INC.
            (Exact name of registrant as specified in its charter)

                            121 West First Street
                               P.O. Box 270
                        Genesco, Illinois 61254-0270
                             (309) 944-5361

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      common stock, par value $5.00 per share
            (Title of each class of securities covered by this Form)

                                       None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(i)   [ ]
       Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)  [ ]
                                               Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice
date:   1

Pursuant to the requirements of the Securities Exchange Act of 1934, Farmers National Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 7, 1997                  By:  FARMERS NATIONAL BANCORP, INC.



                                      By:  /s/ Stanley S. Stroup
                                               Stanley S. Stroup
                                               Vice President